Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-171598) and related Prospectus of Delek US Holdings, Inc. for the registration of common stock, and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Delek US Holdings, Inc., and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
January 31, 2011